EXHIBIT 21.1
THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY

The Children’s Place Retail Stores, Inc. has the following direct and indirect wholly-owned subsidiaries:
The Children’s Place (Hong Kong) Limited, a Hong Kong corporation
thechildrensplace.com, inc. a Delaware corporation
The Children’s Place (Virginia), LLC, a Virginia limited liability company
TCP Canada, Inc., a Nova Scotia limited liability company
The Children’s Place Canada Holdings, Inc., a Delaware corporation
TCP Investment Canada I Corp., a Nova Scotia unlimited liability company
TCP Investment Canada II Corp., a Nova Scotia unlimited liability company
The Children’s Place (Canada), LP, an Ontario limited partnership
The Children’s Place (Barbados) Inc., a Barbados corporation
Twin Brook Insurance Company, Inc., an inactive New York insurance captive corporation
The Children’s Place Services Company, LLC, a Delaware limited liability company
The Children’s Place International Trading (Shanghai) Co., Ltd., a wholly foreign owned Shanghai trading company
The Children's Place Trading (Shanghai) Co., Ltd., a wholly foreign owned Shanghai trading company incorporated under the laws of the Peoples Republic of China
The Children's Place Asia Holdings Limited, a Hong Kong corporation
The Children's Place Hong Kong Holdings Limited, a Hong Kong corporation
The Children’s Place Mauritius Holdings Limited, a company incorporated under the laws of the Republic of Mauritius
The Children’s Place India Private Limited, a private company incorporated under the laws of India
The Children’s Place Bangladesh Ltd., a private company incorporated under the laws of Bangladesh
TCP IH I LLC, a Delaware limited liability company
TCP IH II LLC, a Delaware limited liability company
TCP Canada Holdings, LP, an Alberta limited partnership
TCP International Holdings, LP, an Alberta limited partnership

TCP International Financing SARL, a Luxembourg private limited liability company